UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

SYNOVA HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger with Allendale Pharmaceuticals, Inc.

On January 12, 2007, Synova Healthcare Group, Inc., a Nevada corporation (“Synova” or “Parent”), Synova 2006 Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, Allendale Pharmaceuticals, Inc., a Delaware corporation (“Allendale”), and, for certain limited purposes, Galt Industries, Inc. (“Galt”), Gene Detroyer (“Detroyer”) and Robert Staab (“Staab” and, with Galt and Detroyer, collectively, the “Stockholders”) entered into an Agreement and Plan of Merger, dated as of January 12, 2007 (the “Merger Agreement”) pursuant to which Merger Sub merged with and into Allendale and Allendale became a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger Agreement: (1) Parent, George Votis (“Votis”), the Stockholders and Blank Rome LLP entered into an Escrow Agreement, dated as of January 12, 2007 (the “Escrow Agreement”); (2) Parent and Galt Industries entered into a Registration Rights Agreement (the “Galt Registration Rights Agreement”), dated as of January 12, 2007; (3) Mr. Detroyer entered into an Employment Agreement with Allendale, dated as of January 12, 2007 (the “Detroyer Employment Agreement”); (4) RTA, Inc. (“RTA”) entered into a Consulting Agreement with Allendale, dated as of January 12, 2007 (the “RTA Consulting Agreement”); (5) Galt entered into an oral Consulting Agreement with Allendale (the “Galt Consulting Agreement”); and (6) David J. Harrison and Stephen E. King entered into letter agreements with Parent dated January 12, 2007 (the “Harrison and King Letter Agreements”).

The following are brief summaries of the material provisions of the above-listed documents. The summaries are not intended to be complete and are qualified in their entirety by reference to those documents, which are attached as exhibits to this current report on Form 8-K (“Form 8-K”) and are incorporated herein by reference. Capitalized terms used in the summaries and not defined herein shall have the respective meanings ascribed to them in such documents.

Agreement and Plan of Merger

Merger Consideration

The aggregate consideration (the “Merger Consideration”) to be received by stockholders of Allendale pursuant to the Merger Agreement consists of: (i) shares of unregistered Parent Common Stock, subject to adjustment, in an aggregate amount equal to (A) 15,000,000 less (B) the number of shares of Parent Common Stock that the stockholders of Allendale who have not delivered to Parent a certification to the effect that such stockholders (“Nonaccredited Stockholders”) are accredited investors, as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), would be entitled to receive; and (ii) an amount in cash equal to the number of shares of Allendale Common Stock owned by Nonaccredited Stockholders multiplied by $1.00. The Merger Consideration is subject to adjustments if: (a) the components of Debt Limit exceed Five Million Dollars ($5,000,000) in the aggregate as of the Effective Time; and (b) between the date of the Merger Agreement and the Effective Time, (i) the shares of Parent Common Stock are changed (or Parent establishes a record date for changing such shares which is prior to the Effective Time) into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, (ii) a stock dividend is declared (or Parent establishes a record date for such dividend which is prior to the Effective Time) in respect of Parent Common Stock, or (iii) any distribution is made (or Parent establishes a record date for such distribution which is prior to the Effective Time) in respect of Parent Common Stock other than a regular quarterly cash dividend consistent with past practice.

In order to induce the Stockholders to enter into the Escrow Agreement, deposit the Indemnity Escrow Shares with the Escrow Agent and make certain representations and warranties in the Merger Agreement, Parent issued at Closing one million (1,000,000) shares of unregistered Parent Common Stock to the Stockholders as additional consideration to be divided among such Stockholders as they determine.

Effects of the Merger

Upon effectiveness of the Merger, Allendale merged with Merger Sub, with Allendale surviving the Merger. Each share of common stock of Merger Sub owned by Parent, issued and outstanding immediately prior to the effective time (the “Effective Time”) of the Merger has been converted into one validly issued, fully paid and nonassessable share of common stock of Allendale as the surviving corporation. Each share of Allendale Common Stock owned by Allendale, Parent, Merger Sub or any of their respective subsidiaries has been automatically canceled and no consideration is deliverable in exchange therefor. Except for shares owned by Nonaccredited Stockholders, each other share of Allendale Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described above and dissenting shares) has been converted into the right to receive and become exchangeable for the Merger Consideration. Each share of Allendale Common Stock issued and outstanding immediately prior to the Effective Time that is owned by a Nonaccredited Stockholder has been converted into the right to receive cash in an amount equal to the number of shares of Allendale Common Stock owned by such Nonaccredited Stockholder multiplied by $1.00. The Cash Consideration has been paid solely to the Nonaccredited Stockholders, and the Cash Consideration portion of the total Merger Consideration was approximately $75,000.

Outstanding warrants, options and similar rights to acquire stock of Allendale (collectively, the “Allendale Options”) will entitle the holders thereof to acquire their pro rata share of the Merger Consideration upon the prior payment of the exercise price provided for in the Allendale Options. There were no shares of preferred stock of Allendale outstanding at the Effective Time because such shares were cancelled or converted into Allendale Common Stock prior to the Effective Time.

Escrow Shares

To secure the indemnification obligations set forth in the Merger Agreement, which are more fully discussed below, and any downward adjustment to the Merger Consideration, the Stockholders collectively deposited or caused to be deposited in escrow one million (1,000,000) shares of Parent Common Stock to be received by them. The escrowed shares will be held and released in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Stockholders and the Escrow Agent, Blank Rome LLP, as described below.

Covenants

In addition to various customary covenants by the parties, the Merger Agreement contains the covenant of the Parent that by no later than the first regular or special meeting of the Board of Directors of Parent held after the Effective Time, Parent’s Board of Directors will be increased in size by one member, and Mr. Votis will be appointed to fill the vacancy created by such increase in the size of the Board.

Indemnification

Indemnification of Parent Parties

The Stockholders will jointly and severally, from and after the Effective Time, indemnify and hold harmless Parent, Allendale and their respective officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, and each Person, if any, who controls or may control Parent and Allendale within the meaning of the Securities Act (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, reduction in value, lost profits, royalties, costs and expenses, including costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties (collectively, “Indemnifiable Losses”), arising out of, related to or otherwise by virtue of (a) any breach of any representation or warranty made by Allendale, Galt, Detroyer or Staab in the Merger Agreement, the Allendale Disclosure Letter, any exhibit or schedule to the Merger Agreement or any other document required to be delivered to Parent or Merger Sub in accordance with any provision of the Merger Agreement, (b) any breach of or default in connection with any of the covenants or agreements made by Allendale in the Merger Agreement, (c) any appraisal or similar action with respect to shares of Allendale Common Stock, (d) failure to satisfy any transaction fees or expenses that are incurred but not identified in the Allendale Disclosure Letter, and (e) any litigation or proceedings identified in the Allendale Disclosure Letter.

Indemnification of Allendale

Parent will indemnify and hold harmless Allendale, its subsidiaries, and their respective officers, directors, agents and employees, subsidiaries, directors and employees of subsidiaries, from and against any and all Indemnified Losses arising out of, related to or otherwise by virtue of (a) any breach of any representation or warranty made by Parent in the Merger Agreement, the Parent Disclosure Letter, any exhibit or schedule to the Merger Agreement or any other document required to be delivered by Parent or Merger Sub to Allendale in accordance with any provision of the Merger Agreement, (b) any breach of or default in connection with any of the covenants or agreements made by Parent or Merger Sub in the Merger Agreement, or (c) failure to satisfy any transaction fees or expenses that are identified in the Allendale Disclosure Letter.

Limitations on Indemnification

The Indemnified Persons may not recover in respect of any claim for indemnification as a result of a breach of representation or warranty unless Indemnifiable Losses have been incurred, paid or accrued in an aggregate amount greater than (i) $250,000 with respect to the Radiant litigation identified in the Allendale Disclosure Schedule, (ii) $250,000 with respect to the George Brown litigation identified in the Allendale Disclosure Schedule and (iii) $200,000 with respect to all Indemnifiable Losses other than those referred in clauses (i) and (ii) (collectively, the “Indemnification Threshold”). The Indemnified Persons will be entitled to recover for, and the Indemnification Threshold will not apply as a threshold to, any Indemnifiable Losses with respect to any breach of or inaccuracy in any representation or warranty made by Allendale in certain sections of the Merger Agreement (“Excepted Representations”). The Indemnification Threshold will not be applied in the case of any adjustment to the Merger Consideration. Once the Indemnification Threshold has been exceeded, the Indemnified Persons will be entitled to recover all Indemnifiable Losses in excess of the Indemnification Threshold.

Claim Period

The period during which claims for indemnification under the indemnification provisions of the Merger Agreement may be initiated commences at the Effective Time and terminates on the first anniversary of the Effective Time (the “Claim Period”), provided, however, that (i) the Claim Period with respect to any breach or inaccuracy in any Excepted Representations will not terminate, and (ii) any claim initiated by notice to the Stockholders’ Representative or Parent prior to expiration of the Claim Period will not terminate as of such date.

Stockholders Representative

At the Effective Time, Mr. Votis will be constituted and appointed as the Stockholders Representative to be the exclusive agent for and on behalf of the Stockholders to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Person) and/or the Escrow Agent relating to the Merger Agreement, the Escrow Agreement or any of the transactions and other matters contemplated thereby; (ii) provide endorsements for transfer of, and authorize deliveries to Parent of, Parent Common Stock, cash or other property from the Escrow Fund in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to and defend against such claims by Parent; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; and (v) take all actions necessary or appropriate in the judgment of the Stockholders Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Stockholders Representative will be the sole and exclusive means of asserting or addressing any of the above and no Stockholder of Allendale will have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Stockholders Representative.

The Stockholders Representative will not be liable to any Stockholder for any act done or omitted under the Merger Agreement while acting in good faith. The Stockholders will severally indemnify the Stockholders Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholders Representative that is within the scope of the Stockholders Representative’s authority.

Exclusive Remedy

From and after the Closing, except in the case of fraud or intentional misrepresentation and the right to seek specific performance or other equitable relief, the rights of the parties to indemnification relating to the Merger Agreement or the transactions contemplated thereby will be strictly limited to those contained in the Merger Agreement, and Indemnified Losses in the aggregate may not exceed the value of Escrow Shares determined in accordance with the Escrow Agreement, with recovery strictly limited to claims against the Indemnity Escrow Shares.

Escrow Agreement

As set forth above, in order to secure the indemnification obligations set forth in the Merger Agreement and any downward adjustment to the Merger Consideration, the Stockholders collectively deposited or caused to be deposited in escrow one million (1,000,000) shares of Parent Common Stock to be received by them.

Pursuant to the terms of the Escrow Agreement, if no claim for either (i) adjustment of the Merger Consideration pursuant to the Merger Agreement, or (ii) Indemnifiable Losses pursuant to the

Merger Agreement (each such claim under clause (i) or (ii) being a “Claim”), is made by Parent on or before the one year anniversary of the date of the Escrow Agreement, then the Escrow Agent will distribute the Indemnity Escrow Shares to the respective Stockholder together with any other Escrow Assets derived therefrom or distributed on account thereof. The Escrow Agreement sets forth the procedures for handling Claims and disposal of the Escrow Assets. The Escrow Agreement will terminate when the Escrow Agent has disposed of all of the Escrow Assets according to the Escrow Agreement.

Parent and the Stockholders will indemnify the Escrow Agent and its officers, directors and employees against all taxes, liabilities, damages, losses, actions, proceedings, costs, claims and demands in respect of any matter or thing performed by such persons pursuant to the Escrow Agreement (with Parent, on the one hand, and the Stockholders, on the other hand, being responsible for one-half (1/2) of the indemnity obligation), other than taxes, liabilities, damages, losses, actions, proceedings, costs, claims or demands arising from a breach of this Escrow Agreement by the Escrow Agent or negligence or willful misconduct on the part of the Escrow Agent, its officers, directors and employees.

Galt Registration Rights Agreement

If Parent proposes to register any of its stock or other securities under the Securities Act in a public offering solely for cash, Parent must, except in certain circumstances, promptly give Galt notice of such proposal. Upon the request of Galt given in accordance with the Galt Registration Rights Agreement, Parent must cause to be registered all of the registrable securities acquired in the Merger that Galt has requested to be included in such registration statement. However, if Parent is unable to register all of the securities it seeks to include in such registration statement, Parent may exclude all of Galt’s securities proposed to be registered before it excludes securities to be registered pursuant to the Registration Rights Agreement in connection with the Private Placement, which is described below.

Detroyer Employment Agreement

Pursuant to the Detroyer Employment Agreement, Mr. Detroyer is employed as Allendale’s Vice President, Director of International Operations for a term beginning on the date of the effectiveness of the Merger and ending on the one year anniversary thereof (the “Initial Term”), subject to automatic one-year renewals unless terminated by either party upon at least 60 days advance written notice.

Mr. Detroyer’s annual base salary for the Initial Term is $150,000, and is subject to certain minimum annual increases commencing after the Initial Term. In addition, Mr. Detroyer may be entitled to a bonus to be determined by the board of directors annually, and is entitled to customary benefits, including participation in standard employee benefit plans, and reimbursement of necessary and reasonable expenses actually incurred by Mr. Detroyer in the course of the performance of services under the Detroyer Employment Agreement. In the event that the Detroyer Employment Agreement is terminated without cause (as defined in that agreement), Allendale will pay Mr. Detroyer a severance payment in an amount equal Mr. Detroyer’s base salary for one year, to be paid as salary continuation or as a lump sum, at Allendale’s option.

RTA Consulting Agreement

Pursuant to the RTA Consulting Agreement, RTA, whose president is Dr. Staab, is engaged as Allendale’s Regulatory and Technical Consultant for a term beginning on the date of the effectiveness of the Merger and ending on the one year anniversary of such date unless sooner terminated in accordance with the RTA Consulting Agreement.

Allendale will pay RTA an annual consulting fee of $150,000, additional compensation for certain additional services, and $10,290.00 for benefits assistance. In addition, RTA is entitled to reimbursement for all ordinary, necessary and reasonable expenses actually incurred by RTA in the course of the performance of services, provided, however, in no event will RTA incur or be reimbursed for any individual expense exceeding $250 without Parent’s prior written approval.

Galt Consulting Agreement

Pursuant to the Galt Consulting Agreement, Allendale has engaged Galt, which is owned and controlled by Mr. Votis, to provide management consulting for a three year term beginning on the date of the effectiveness of the Merger. Allendale will pay Galt annual consulting fees of $75,000 for the initial year and $150,000 for each of the two succeeding years.

King and Harrison Letter Agreements

Mr. King, Parent’s Chairman and Chief Executive Officer, and Mr. Harrison, Parent’s President and Chief Operating Officer, are each a party to an employment agreement with Parent and Synova Healthcare, Inc. Pursuant to each of their employment agreements, Messrs. King and Harrison are entitled to terminate their employment agreements in the event of a change in control of Parent, including certain changes in board composition. In the King and Harrison Letter Agreements, Messrs. King and Harrison agreed to waive any rights they may have to terminate their employment agreements as a result of the changes in board composition occurring on or prior to January 12, 2007 and as a result of the addition of Mr. Votis as a director of Parent as part of the Merger.

Private Placement

On January 12, 2007, Parent completed the private placement (the “Private Placement”) of 6.5% Senior Convertible Promissory Notes Due January 12, 2012 in the original aggregate principal amount of $15.0 million (“Notes”), and Common Stock Purchase Warrants (“Warrants”) to purchase, in the aggregate, 16.5 million shares of Parent Common Stock to “accredited investors” as defined in Rule 501 of Regulation D of the Securities Act, including Galt (collectively, the “Purchasers”). Certain purchasers of these securities were existing investors in Parent, as well as certain directors and executive officers of Parent. In connection with the Private Placement, Parent and the Purchasers entered into the Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 12, 2007. In addition, Parent and the Purchasers (excluding certain officers and directors of Synova) entered into the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of January 12, 2007. Under the terms of the Purchase Agreement, Synova and all executive officers and directors of Synova and certain stockholders of Synova holding more than 10% of the Parent Common Stock entered into Lock-Up Agreements, each of which is dated as of January 12, 2007 (the “Lock Up Agreements”). In addition, pursuant to the terms of the Purchase Agreement, Synova Healthcare, Inc., Synova Pre-Natal Healthcare, Inc. (together with each subsidiary that subsequently becomes a party and Synova Healthcare, Inc., collectively, the “Guarantors”), Parent and the Purchasers entered into a Guarantee Agreement dated as of January 12, 2007 (the “Guarantee Agreement”).

Parent agreed, as part of the compensation of the placement agent engaged by Parent in connection with the Private Placement, to pay the placement agent $834,750, reimburse the placement agent for all reasonable travel, legal and other out of pocket expenses up to a maximum of $60,000 and issue to the placement agent a warrant to purchase 357,750 shares of Parent Common Stock (the “Placement Agent Warrant”).

Parent also agreed to reimburse three investors in the Private Placement $35,000, $17,500 and up to $10,000, respectively, for their actual legal expenses incurred in connection with the Purchase Agreement.

The following are brief summaries of the material provisions of the above-listed documents. The summaries are not intended to be complete and are qualified in their entirety by reference to those documents, which are attached as exhibits to this Form 8-K and are incorporated herein by reference. Capitalized terms used in the summaries and not defined herein shall have the respective meanings ascribed to them in such documents.

Securities Purchase Agreement

The Purchase Agreement provides for the sale and purchase of Notes in the original aggregate principal amount of $15.0 million and Warrants to purchase, in the aggregate, 16.5 million shares of Parent Common Stock. The following is a brief description of the material terms of the Purchase Agreement.

Covenants

•	Reimbursement. If any Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of Parent (except in certain situations set forth in the Purchase Agreement), solely as a result of such Purchaser’s acquisition of the Securities under the Purchase Agreement, Parent will reimburse such Purchaser for its reasonable legal and other expenses incurred in connection therewith.

•	Indemnification. Parent will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents, each Person who controls such Purchaser, and the directors, officers, shareholders, agents, members, partners or employees of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to: (a) any breach of any of the representations, warranties, covenants or agreements made by Parent in the Purchase Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of Parent who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (except in certain situations set forth in the Purchase Agreement).

•	Subsequent Financing. Subject to certain limited exceptions, if Parent or any of its subsidiaries issues Parent Common Stock or Common Stock Equivalents from the date of the Purchase Agreement until the 36th month anniversary of the closing date, each Purchaser has the right to purchase that percentage of Parent Common Stock or Common Stock Equivalents issued in such subsequent financing as is equal to the percentage of the outstanding Parent Common Stock at the time of the subsequent financing represented by the Shares or Warrant Shares owned by the Purchaser (assuming for purposes of this calculation that all Notes had been converted and that all Warrants had been exercised) at the time of the subsequent financing on the same terms, conditions and price provided for in the subsequent financing.

•	Subsequent Equity Sales. Except with respect to Exempt Issuances, from the date of the Purchase Agreement until 90 days after the date that the initial Registration Statement filed by Parent pursuant to the Registration Rights Agreement is declared effective by the Securities and Exchange Commission (the “SEC”), neither Parent nor any Subsidiary will issue or enter into a contract to issue shares of Parent Common Stock or Common Stock Equivalents; provided, however, the 90 day period shall be extended (prior to the expiration thereof) for the number of trading days during such period in which (i) trading in the Parent Common Stock is suspended by any Trading Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of the Shares and Warrant Shares. While the Notes are outstanding, Parent shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1.

•	Subsequent Registrations. Other than pursuant to the Registration Statement, prior to the Effective Date of a Registration Statement registering the resale by the Purchasers of the Warrant Shares, Parent may not file any registration statement with the SEC (excluding amendments to existing registration statements) with respect to any securities of Parent other than registration statements on Form S-8.

•	Asset Sales. If Parent sells assets, including intellectual property or Intellectual Property Rights, outside of the ordinary course of its business, at the election of the Required Purchasers, 50% of the net proceeds of any such sale will be used to pay, on a pro rata basis, amounts owed to the Purchasers in respect of the Notes. Such net proceeds will first be applied to accrued but unpaid interest, and then to the principal amount due under the Notes.

Negative Covenants

Under the Purchase Agreement, until the Notes either have been repaid in their entirety and/or converted entirely into Parent Common Stock, Parent and/or any Subsidiary, as applicable, are bound by negative covenants pursuant to which they may not:

•	amend the rights and privileges granted under the Notes, to adversely affect the rights or privileges granted under the Notes;

•	make any Restricted Payment;

•	subject to certain exceptions set forth in the Purchase Agreement, incur any Indebtedness;

•	subject to certain exceptions set forth in the Purchase Agreement, create any lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction or impairment (collectively, a “Lien”) upon any of its properties;

•	agree with any Person (other than the Purchasers) to grant a Lien on any of its assets or to permit the pledge of any of its equity interests except as described in the Purchase Agreement;

•	permit any amendment to its articles of incorporation so as to adversely affect the rights or privileges granted under the Notes;

•	enter into any sale or leaseback arrangement;

•	change the primary focus of its business on health care products;

•	directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint arrangement with, any Affiliate, except, on terms no less favorable than terms that could be obtained by Parent from a Person that is not an Affiliate of Parent upon negotiation at arms’ length, as determined in good faith by the Board;

•	other than as permitted by the Transaction Documents, enter into any agreement with any Person which prohibits or limits its ability to (a) pay Indebtedness owed to the Purchasers and (b) make loans or advances to Parent, pay dividends or other distributions in respect of its equity interests to Parent (except that Subsidiaries may pay dividends or other distributions) or guarantee Indebtedness of Parent;

•	declare, pay or make any provision for any cash dividend or distribution with respect to Parent Common Stock or common stock of each Subsidiary, as applicable, so long as any of the Notes are outstanding;

•	redeem any Parent Common Stock or Common Stock Equivalents so long as any of the Notes are outstanding; and

•	subject to certain exceptions set forth in the Purchase Agreement, make any loans or advances to, any guarantees of any obligations of, or any investment or any other interest in, any other Person.

Form of 6.5% Senior Convertible Promissory Note

Under the Notes issued pursuant to the Private Placement, Parent will be obligated to pay the principal sum set forth in each individual Note on January 12, 2012 or such earlier date as the Note is required to be repaid as set forth in the Note and described below. The Notes are convertible, including any accrued and unpaid interest, if any, into shares of Parent Common Stock, commencing on January 12, 2007 (the “Original Issue Date”), at the rate of $1.00 (the “Conversion Price”), subject to “full-ratchet” anti-dilution adjustments.

The Notes bear interest at a rate of 6.5% per annum, payable quarterly in cash, in arrears on each three month anniversary of the Original Issue Date (each, an “Interest Payment Date”); provided that, during the continuance of an Event of Default, the Notes will bear interest at the rate of 12% per annum. In lieu of paying interest in cash, Parent may, at its option, on each Interest Payment Date, pay accrued interest on the Note in kind by increasing the unpaid principal amount of the Notes upon which interest will accrue.

Except as discussed below, the number of shares of Parent Common Stock that a Purchaser may acquire upon conversion of the Notes will be limited to the extent necessary to ensure that, following such conversion, the total number of shares of Parent Common Stock then beneficially owned by such Purchaser and its affiliates and any other persons whose beneficial ownership of Parent Common Stock would be aggregated with such Purchaser’s does not exceed 9.9% of the total number of issued and outstanding shares of Parent Common Stock, including for such purpose the shares of Parent Common Stock issuable upon such conversion (the “Note Maximum Percentage”).

With respect to one investor, the Note Maximum Percentage for the Note is 4.99%. By written notice to Parent, such investor may from time to time increase or decrease the Note Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to Parent, and (ii) any such increase or decrease will apply only to such investor and not to any other holder of Notes. The Note Maximum Percentage does not apply to and is not included in the Note for another investor.

Upon the occurrence of certain Events of Default specified in the Notes and subject to certain restrictions, a Purchaser may require Parent to purchase all or a portion of the outstanding principal amount of such Purchaser’s Note, at a purchase price equal to the greater of: (A) 102% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any unpaid liquidated damages and other amounts then owing to the Purchaser under the Transaction Documents, through the date of purchase, or (B) the average of the closing prices, for the five consecutive Trading Days immediately preceding either: (i) the date the Purchaser gives notice or the date Parent becomes obligated to pay the aggregate amount payable pursuant to the event of default (the “Event Price”), or (ii) the date on which the Event Price is paid in full, whichever is greater (the “Event Equity Value”), of the Shares that would be issuable upon conversion of such principal amount and payment in Parent Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained in the Note) plus any liquidated damages payable pursuant to the Transaction Documents. If Parent is unable to redeem all principal interest and other amounts designated in an Event Notice and such other Event Notices received from other Purchasers received within seven (7) Business Days of the Purchaser’s Event Notice, then Parent will redeem a pro rata amount from each Purchaser of the Notes based on the principal amount of the Notes submitted for redemption pursuant to such Event Notice and such other Event Notices received by Parent during such seven (7) Business Day period.

Upon the occurrence of any Bankruptcy Event, all outstanding principal and accrued but unpaid interest on the Notes and any liquidated damages payable pursuant to the Transaction Documents and other amounts then owing under the Transaction Documents will immediately become payable in full, and Parent will be obligated to repurchase the Notes at the Event Price.

Upon the occurrence or entering into by Parent or any subsidiary, or consummation of, any Change of Control specified in the Notes prior to the one year anniversary of the Closing Date, the Purchaser may elect to require Parent to purchase all or any portion of the outstanding principal amount of such Purchaser’s Note at a purchase price equal to the greater of: (A) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon and any unpaid liquidated damages and other amounts then owing to the Purchaser under the Transaction Documents, through the date of purchase, or (B) the Event Equity Value of the Shares that would be issuable upon conversion of such principal amount and payment in Parent Common Stock of all such accrued but unpaid interest thereon (without regard to any condition precedent or conversion limitation contained in the Note) plus any liquidated damages payable pursuant to the Transaction Documents. If the Change of Control is consummated between one year and two year anniversaries, the two year and three year anniversaries or following the three year anniversary of the Closing Date, the percentage in subparagraph (A) of the foregoing sentence decreases to 120%, 115% and 102%, respectively. If any Purchaser makes an election with respect to a Change of Control, then Parent must provide notice of such election to all other Purchasers.

Except in limited circumstances, Parent will not, directly or indirectly, incur any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior or pari passu in any respect to Parent’s obligations under the Notes. Parent will repay amounts due under the Notes on a pro rata basis, based upon the relative unpaid principal balances thereof then due.

If at any time following the three year anniversary of the Original Issue Date: (i) the VWAP of Parent Common Stock for 20 trading days during any 30 consecutive trading day period is greater than 200% of the Conversion Price, subject to adjustment, (ii) the average daily trading volume for Parent Common Stock for the 30 trading day period referenced in clause (i) above is 150,000 shares, and (iii) certain equity conditions are satisfied, then, subject to the conditions set forth in the Notes, Parent may, in its sole discretion, elect to prepay the Notes, in whole or in part, by paying to the Purchaser, in immediately available funds, 102% of the then outstanding principal amount (or portion thereof as applicable), plus all accrued but unpaid interest, due under the Notes, on the fifth Trading Day after Parent’s prepayment notice is received by the Purchaser. Parent may not deliver more than one prepayment notice in any 90 calendar day period.

Upon written request of a Purchaser, Parent must redeem the Notes, in whole or in part, at 115% of the redeemed portion of the principal balance plus any accrued and unpaid interest thereon, if: (i) on any day within the 30 Trading Days following the release of Parent’s earnings for the twelve month period ending December 31, 2007 (or, if Parent has not released such earnings by March 31, 2008, then on any day within the 30 Trading Days commencing April 1, 2008), or (ii) on any day within the 30 Trading Days following the release of Parent’s earnings for the twelve month period ending December 31, 2008 (or, if Parent has not released such earnings by March 31, 2009, then on any day within the 30 Trading Days commencing April 1, 2009); provided, however, that if certain equity conditions are satisfied as to the Parent Common Stock issuable under the Note and the Parent Common Stock (a) is trading above 175% of the Conversion Price for 20 out of the 30 consecutive Trading Days immediately preceding the related earnings release, and (b) has a daily dollar trading volume in excess of $500,000 for 20 out of 30 such Trading Days, then the Purchaser’s redemption right will not apply for that period.

If Purchasers representing at least 70% of the aggregate principal amount of the Notes outstanding so elect, Parent must redeem the Notes, in whole or in part (as specified by such Purchasers), if: (1) the Registration Statement is not declared effective by the SEC by the 270th day following the closing date; or (2) the Demand Registration Statement is not declared effective by the SEC by the later of 360 days following the closing or the 210th day following a request for the Demand Registration Statement is made by the Purchasers in accordance with the terms of the Registration Rights Agreement.

Each of the covenants and negative covenants of Parent set forth in the Purchase Agreement are incorporated by reference as if set forth in the Notes in their entirety, and Parent agreed in favor of the Purchasers to comply with each of the covenants and negative covenants.

Guarantee Agreement

Pursuant to the terms of the Guarantee Agreement, each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally: (i) the due and punctual payment of (a) principal of and premium, if any, and interest on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of Parent to the Purchasers, in each case under the Transaction Documents, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Parent and the Guarantors under or pursuant to the Transaction Documents (collectively, the “Obligations”). Each Guarantor agrees to make any payment under the Guarantee Agreement pro rata among the Purchasers based on the relative unpaid principal balances of their respective Notes.

The guarantees made under the Guarantee Agreement: (i) will terminate when all Obligations have been finally and indefeasibly paid in full or otherwise converted pursuant to the terms of the Notes; and (ii) will continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any such Obligation is rescinded or must otherwise be restored by any Purchaser or any Guarantor upon the bankruptcy or reorganization of Parent or any Guarantor or otherwise.

Common Stock Purchase Warrants

Pursuant to the terms of the Warrant, a holder of the Warrant is entitled to purchase the number of shares of Parent Common Stock equal to 110% of the number of shares of Parent Common Stock into which the Note may be converted at an exercise price of $1.00 per share, subject to weighted-average anti-dilution adjustments as described below, on or after January 12, 2007 and on or prior to close of business on January 12, 2012.

The exercise price and/or the number of shares of Parent Common Stock issuable upon the exercise of the Warrants is subject to adjustments if, at any time while the Warrants are outstanding, there is a stock dividend, stock split, reclassification, certain subsequent equity sales, a subsequent rights offering, a pro rata distribution or a fundamental transaction, all as more fully described in the Warrants.

Except as discussed below, the number of shares of Parent Common Stock that may be acquired by a Purchaser upon any exercise of a Warrant or otherwise in respect thereof will be limited to the extent necessary to insure that, following such exercise or other issuance, the total number of shares of Parent Common Stock then beneficially owned by such Purchaser, its affiliates and any other persons whose beneficial ownership of Parent Common Stock would be aggregated with such Purchaser’s does not exceed 9.9% of the total number of issued and outstanding shares of Parent Common Stock, including for such purpose the shares of Parent Common Stock issuable upon such exercise (the “Warrant Maximum Percentage”).

With respect to one investor, the Warrant Maximum Percentage for the Warrant is 4.99%. By written notice to Parent, such investor may from time to time increase or decrease the Warrant Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to Parent, and (ii) any such increase or decrease will apply only to such investor and not to any other holder of Warrants. The Warrant Maximum Percentage does not apply to and is not included in the Warrant held by another investor.

Placement Agent Warrant

The placement agent is entitled to purchase up to 357,750 shares of Parent Common Stock at an exercise price of $1.00 per share, subject to weighted-average anti-dilution adjustments as described below, on or after January 12, 2007 and on or prior to close of business on January 12, 2012.

The exercise price and/or the number of shares of Parent Common Stock issuable upon the exercise of the Placement Agent Warrant is subject to adjustments if, at any time while the Placement Agent Warrant is outstanding, there is a stock dividend, stock split, reclassification, subsequent equity sales, subsequent rights offering, pro rata distribution, fundamental transaction or change of control, all as more fully described in the Placement Agent Warrant.

The placement agent has no right to exercise any portion of the Placement Agent Warrant to the extent that such exercise would cause the placement agent (together with its affiliates, and any other person or entity acting as a group together with the placement agent or any of its affiliates) to beneficially own, as calculated under the Placement Agent Warrant, in excess of 4.99% of the number of shares of the Parent Common Stock outstanding immediately after giving effect to the issuance of shares of Parent Common Stock issuable upon such exercise. The beneficial ownership limitation may be waived by the placement agent, at the election of the placement agent, upon not less than 61 days’ prior notice to Parent to change the limitation to 9.99%, and upon such a change by the placement agent, the beneficial ownership limitation may not be further waived by the placement agent.

Registration Rights Agreement

Under the Registration Rights Agreement, on or prior to the 45th calendar day after the closing date of the Private Placement, Parent is obligated to file with the SEC the initial registration statement (the “Registration Statement”) covering the resale of 10,106,034 shares (allocated among the Holders pro rata based upon their respective number of the Registrable Securities) of the Registrable Securities. None of Synova’s executive officers or directors who are Purchasers are a party to this agreement. Parent will cause the Registration Statement to be declared effective under the Securities Act no later than the earlier of: (i) the 90th day following the closing date; provided, that, if the SEC reviews and has written comments to the filed Registration Statement that would require the filing of a pre-effective amendment thereto with the SEC, then the effectiveness date under this clause (i) shall be the 135th day following the closing date, and (ii) the fifth Trading Day following the date on which Parent is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments. Parent shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the earliest to occur of: (i) the fifth anniversary of the Effective Date, (ii) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders of the Registrable Securities included therein, or (iii) such time as all of the Registrable Securities covered by such Registration Statement may be sold by the Holders pursuant to Rule 144(k).

Commencing on the six month anniversary of the Effective Date, any Holder owning Registrable Securities not then registered for resale on a then existing and effective Registration Statement will have the right, exercisable by written notice to Parent (the “Demand Notice”), to have Parent use its best efforts to prepare and file with the SEC, within 45 days (provided, that if Parent is then eligible to utilize Form S-3 to register the resale of Parent Common Stock, the Filing Date shall be the 30th day following the date of delivery of the Holder’s Demand Notice (the “Demand Filing Date”)) of the Demand Filing Date, a registration statement to register for resale on a then existing and effective Registration Statement, up to 120% of such Holder’s then outstanding and issuable Registrable Securities not registered for resale on a then existing and effective registration statement, including, but not limited to, the Warrant Shares (the “Demand Registration Statement”). Parent will use its best efforts to cause such Registration Statement to be effective as soon as possible but in no event later than 90 days after the Demand Filing Date (the “Demand Effectiveness Date”).

Upon the occurrence of certain Events specified in the Registration Rights Agreement, including, but not limited to, the failure to file (“Event Date”) a Registration Statement on or prior to its Filing Date, in addition to any other rights the Holders may have under the Registration Rights Agreement or applicable law, on each such Event Date, and on each monthly anniversary of each such Event Date until the applicable Event is cured, Parent will pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty. The parties agree that Parent will not be liable for liquidated damages in respect of the Warrants or Warrant Shares. In no event will Parent be liable in excess of the partial liquidated damages in excess of 1.5% of the aggregate Investment Amount of the Holders in any 30-day period or for a term in excess of 21 months following the Closing. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. To the extent Parent is unable to satisfy the full amount of liquidated damages, it shall pay such liquidated damages to the Holders on a pro rata basis, based upon their relative Investment Amounts subject to such liquidated damages.

Lock-Up Agreements

In connection with the Purchase Agreement, Synova and all executive officers and directors of Synova and certain shareholders of Synova holding more than 10% of the Parent Common Stock have entered into Lock-Up Agreements pursuant to which the Holder agrees, during the one-year (or, if applicable, three-year) period commencing on January 12, 2007 (the “Lock Up Period”), that it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of such Holder’s Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive, Holder’s Shares), except for the sale of up to 50,000 shares of Parent Common Stock per calendar quarter by each of Messrs. King and Harrison as provided for in the Purchase Agreement.

The Lock-Up Periods for Messrs. Harrison and King are each for three years commencing on January 12, 2007.

Intellectual Property Agreements

Letter Agreement

On January 11, 2007, Allendale and Allendale Laboratories, Inc. (“ALI”), whose president is Dr. Staab, entered into a Letter Agreement pursuant to which ALI: (a) confirmed that Allendale is the sole owner of the entire interest represented by the coated condom patent application and all related technology, and that ALI has no claim to ownership of such patent application and related technology; (b) agreed to take all action requested by Allendale to make sure the coated condom patent application and related technology has been properly assigned to Allendale; and (c) agreed to continue to fulfill its duties as an inventor in the prosecution of the coated condom patent application and the development of the related technology. In consideration of the foregoing and ALI’s continued contribution to the development and commercialization of the coated condom patent application and related technology, Allendale agreed to pay ALI a royalty on all sales by Allendale of products utilizing such technology on all sales by Allendale at the rate of 4.5% of the gross sales of such products.

Allendale has a good faith intention to continue the development and commercialization of the coated condom patent application and related technology in accordance with the following milestones: (a) to initiate a funded project to develop such technology within one year of January 11, 2007; and (2) to make the first sale of a product for which ALI will be entitled to a royalty payment within thirty months of January 11, 2007. If Allendale does not meet such milestones, it will reassign the coated condom patent application to ALI and ALI will relinquish all claims to receive royalty payments.

License Agreement

On January 12, 2007, Parent and ALI entered into a License Agreement, dated as of January 12, 2007 (the “License Agreement”). Pursuant to the License Agreement, Parent is permitted to review all products utilizing certain intellectual property specified in the License Agreement, and in exchange for such rights, although no payment is required for the first thirty days, Parent will pay ALI the sum of $100,000 for an additional period of 150 days after the initial thirty days. In addition, during the 180 day period, Parent has the exclusive right to become the exclusive licensee of products utilizing the intellectual property or to continue to hold such products for an additional period of time. Parent will pay ALI a royalty during the term of the License Agreement for the license granted for the development of products utilizing the intellectual property on all sales at a rate of 4.5% of the gross sales of such products.

Parent is also granted the right to sublicense its license with ALI’s prior written consent, and Parent will pay ALI 25% of all direct remuneration received by Parent during the term of the License Agreement pursuant to any such sublicenses less any direct expenses incurred with respect to such sublicenses.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The applicable information contained in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.01.

On January 12, 2007, Synova completed the acquisition of Allendale pursuant to the Merger Agreement described in Item 1.01 above.

Any financial statements and pro forma financial information that may be required to be filed as exhibits to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but in any event not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable information contained in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

On January 12, 2007, in connection with the Private Placement described in Item 1.01 above, Parent issued Notes in the aggregate principal amount of $15.0 million. The disclosure provided in Item 1.01 above with respect to the Private Placement is incorporated herein by reference in response to this Item 2.03.

In addition, on January 12, 2007, in connection with the Private Placement described in Item 1.01 above, the Guarantors unconditionally guaranteed the due and punctual payment of the Obligations. The disclosures provided in Item 1.01 above with respect to the Guarantee Agreement are incorporated herein by reference in response to this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The applicable information contained in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02.

Pursuant to the Merger Agreement described in Item 1.01 above, on January 12, 2007, Parent issued, as part of the Merger Consideration, Parent Common Stock to certain stockholders of Allendale who were, at the Effective Time, “accredited investors,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. In addition, holders of the Allendale Options are entitled to acquire their pro rata share of the Merger Consideration upon the prior payment of the exercise price provided for in the Allendale Options. Certain purchasers of these securities were existing investors of Parent, as well as certain directors and executive officers of Parent.

On January 12, 2007, Parent completed the Private Placement of Notes in the original aggregate principal amount of $15.0 million and Warrants to purchase 16.5 million shares of Parent Common Stock as described in Item 1.01 above. In addition, Parent agreed, as part of the compensation of the placement agent engaged by Parent in connection with the Private Placement, to pay the placement agent $834,750, reimburse the placement agent for all reasonable travel, legal and other out of pocket expenses up to a maximum of $60,000 and issue to the placement agent a warrant to purchase up to 357,750 shares of Parent Common Stock, as described in Item 1.01 above.

The terms of the Notes and Warrants, including, but not limited to, the terms of conversion and exercise into shares of Parent Common Stock, as applicable, are described in Item 1.01 above. Parent offered and sold all of its Notes and Warrants, and shares of Parent Common Stock underlying such securities, in the Private Placement to “accredited investors,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, including Galt. Certain purchasers of these securities were existing investors of Parent, as well as certain directors and executive officers of Parent.

Offers and sales of securities in the United States in connection with the Private Placement and the Merger were effected without registration under the Securities Act, in reliance upon the exemption provided by Rule 506 and/or Section 4(2) thereunder. Parent believes that such offers and sales were exempt from registration under Section 4(2) of the Securities Act and/or Rule 506 thereunder because the subject securities were sold to a limited group of persons, each of whom was believed to have been (i) either an accredited investor or a sophisticated investor at the time of the sale and had a pre-existing business or personal relationship with Parent or Allendale, management of Parent or Allendale or a placement agent engaged by Parent, and (ii) purchasing the securities for investment without a view to resale or further distribution. Restrictive legends stating that the securities may not be offered and sold in the United States absent registration under the Securities Act or an applicable exemption therefrom were placed on certificates evidencing the securities and/or agreements relating thereto. Parent believes no form of general solicitation or general advertising was made in connection with the offer or sale of these securities. The filing of this report shall not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Parent.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The applicable information contained in Items 1.01 and 3.02 of this Form 8-K is incorporated by reference in response to this Item 5.02.

On January 12, 2007, as required by the Merger Agreement, the Board of Directors of Synova appointed Mr. Votis as a director of Synova effective upon the closing of the transactions contemplated by the Merger Agreement.

Parent and Galt (which is owned and controlled by Mr. Votis) have entered into the Escrow Agreement and the Galt Consulting Agreement. See “Merger with Allendale Pharmaceuticals, Inc. – Escrow Agreement” and “– Galt Consulting Agreement” in Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Any financial statements that may be required to be filed as an exhibit to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

(b)	Pro forma financial information.

Any pro forma financial information that may be required to be filed as an exhibit to this Form 8-K will be filed by amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date that this Form 8-K must be filed with the SEC.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc., Synova 2006 Acquisition Corp., Allendale Pharmaceuticals, Inc., Galt Industries, Inc., Gene Detroyer and Robert Staab.

4.1.1	6.5% Senior Convertible Promissory Note, dated as of January 12, 2007, issued to Castlerigg Master Investments Ltd. by Synova Healthcare Group, Inc., as maker.

4.1.2	6.5% Senior Convertible Promissory Note, dated as of January 12, 2007, issued to Plainfield Direct LLC by Synova Healthcare Group, Inc., as maker.

4.1.3	Form of 6.5% Senior Convertible Promissory Note, dated as of January 12, 2007, issued to certain other investors by Synova Healthcare Group, Inc., as maker.

4.2.1	Common Stock Purchase Warrant, dated as of January 12, 2007, issued to Castlerigg Master Investments Ltd. by Synova Healthcare Group, Inc.

4.2.2	Common Stock Purchase Warrant, dated as of January 12, 2007, issued to Plainfield Direct LLC by Synova Healthcare Group, Inc.

4.2.3	Common Stock Purchase Warrant, dated as of January 12, 2007, issued to the placement agent by Synova Healthcare Group, Inc.

4.2.4	Form of Common Stock Purchase Warrant, dated as of January 12, 2007, issued to certain other investors by Synova Healthcare Group, Inc.

4.3.1	Lock-Up Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and Stephen E. King.

4.3.2	Lock-Up Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and David J. Harrison.

4.3.3	Form of Lock-Up Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and each of the directors, executive officers and significant stockholders of Synova Healthcare Group, Inc. (other than Stephen E. King and David J. Harrison).

†	The exhibits to this agreement have been omitted in accordance with the rules of the Securities and Exchange Commission. A list of omitted exhibits has been included in this exhibit and will be provided supplementally to the SEC upon request.

Exhibit No.	Description

4.4	Form of Securities Purchase Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc. and each of the purchaser signatories thereto.

4.5.1	Registration Rights Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc. and each of the purchaser signatories thereto.

4.5.2	Registration Rights Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and Galt Industries, Inc.

10.1	Escrow Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc., George Votis, Galt Industries, Inc., Gene Detroyer, Robert Staab and Blank Rome LLP, as escrow agent.

10.2	Employment Agreement, dated as of January 12, 2007, by and between Allendale Pharmaceuticals, Inc. and Gene Detroyer.

10.3	Consulting Agreement, dated as of January 12, 2007, by and between Allendale Pharmaceuticals, Inc. and RTA, Inc.

10.4.1	Letter Agreement, dated as of January 12, 2007, with Stephen E. King regarding Employment Agreement.

10.4.2	Letter Agreement, dated as of January 12, 2007, with David J. Harrison regarding Employment Agreement.

10.5	Guarantee Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc., Synova Healthcare, Inc., Synova Pre-Natal Healthcare, Inc., Guarantors and each of the purchaser signatories thereto.

10.6	Letter Agreement, dated as of August 10, 2006, by and between Synova Healthcare Group, Inc. and the placement agent.

10.7.1	Letter Agreement, dated as of January 12, 2007, from Synova Healthcare Group, Inc. to Sandell Asset Management Corp. (Castlerigg Master Investments Ltd.) regarding legal expenses.

10.7.2	Letter Agreement, dated as of January 12, 2007, from Synova Healthcare Group, Inc. to Plainfield Asset Management LLC regarding legal expenses.

10.8	License Agreement, dated as of January 12, 2007, by and between Allendale Laboratories, Inc. and Synova Healthcare Group, Inc.

10.9	Letter Agreement, dated as of January 11, 2007, by and between Allendale Pharmaceuticals, Inc. and Allendale Laboratories, Inc. regarding patent application.

99.1	Press Release of Synova Healthcare Group, Inc., issued on January 16, 2007, as to the acquisition of Allendale Pharmaceuticals, Inc.

Exhibit No.	Description

99.2	Press Release of Synova Healthcare Group, Inc., issued on January 16, 2007, as to the private placement of Senior Convertible Notes.

99.3	Information provided to prospective investors in the private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Robert L. Edwards
Name:	Robert L. Edwards
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc., Synova 2006 Acquisition Corp., Allendale Pharmaceuticals, Inc., Galt Industries, Inc., Gene Detroyer and Robert Staab.

4.1.1	6.5% Senior Convertible Promissory Note, dated as of January 12, 2007, issued to Castlerigg Master Investments Ltd. by Synova Healthcare Group, Inc., as maker.

4.1.2	6.5% Senior Convertible Promissory Note, dated as of January 12, 2007, issued to Plainfield Direct LLC by Synova Healthcare Group, Inc., as maker.

4.1.3	Form of 6.5% Senior Convertible Promissory Note, dated as of January 12, 2007, issued to certain other investors by Synova Healthcare Group, Inc., as maker.

4.2.1	Common Stock Purchase Warrant, dated as of January 12, 2007, issued to Castlerigg Master Investments Ltd. by Synova Healthcare Group, Inc.

4.2.2	Common Stock Purchase Warrant, dated as of January 12, 2007, issued to Plainfield Direct LLC by Synova Healthcare Group, Inc.

4.2.3	Common Stock Purchase Warrant, dated as of January 12, 2007, issued to the placement agent by Synova Healthcare Group, Inc.

4.2.4	Form of Common Stock Purchase Warrant, dated as of January 12, 2007, issued to certain other investors by Synova Healthcare Group, Inc.

4.3.1	Lock-Up Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and Stephen E. King.

4.3.2	Lock-Up Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and David J. Harrison.

4.3.3	Form of Lock-Up Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and each of the directors, executive officers and significant stockholders of Synova Healthcare Group, Inc. (other than Stephen E. King and David J. Harrison).

4.4	Form of Securities Purchase Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc. and each of the purchaser signatories thereto.

4.5.1	Registration Rights Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc. and each of the purchaser signatories thereto.

†	The exhibits to this agreement have been omitted in accordance with the rules of the Securities and Exchange Commission. A list of omitted exhibits has been included in this exhibit and will be provided supplementally to the SEC upon request.

Exhibit No.	Description

4.5.2	Registration Rights Agreement, dated as of January 12, 2007, by and between Synova Healthcare Group, Inc. and Galt Industries, Inc.

10.1	Escrow Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc., George Votis, Galt Industries, Inc., Gene Detroyer, Robert Staab and Blank Rome LLP, as escrow agent.

10.2	Employment Agreement, dated as of January 12, 2007, by and between Allendale Pharmaceuticals, Inc. and Gene Detroyer.

10.3	Consulting Agreement, dated as of January 12, 2007, by and between Allendale Pharmaceuticals, Inc. and RTA, Inc.

10.4.1	Letter Agreement, dated as of January 12, 2007, with Stephen E. King regarding Employment Agreement.

10.4.2	Letter Agreement, dated as of January 12, 2007, with David J. Harrison regarding Employment Agreement.

10.5	Guarantee Agreement, dated as of January 12, 2007, by and among Synova Healthcare Group, Inc., Synova Healthcare, Inc., Synova Pre-Natal Healthcare, Inc., Guarantors and each of the purchaser signatories thereto.

10.6	Letter Agreement, dated as of August 10, 2006, by and between Synova Healthcare Group, Inc. and the placement agent.

10.7.1	Letter Agreement, dated as of January 12, 2007, from Synova Healthcare Group, Inc. to Sandell Asset Management Corp. (Castlerigg Master Investments Ltd.) regarding legal expenses.

10.7.2	Letter Agreement, dated as of January 12, 2007, from Synova Healthcare Group, Inc. to Plainfield Asset Management LLC regarding legal expenses.

10.8	License Agreement, dated as of January 12, 2007, by and between Allendale Laboratories, Inc. and Synova Healthcare Group, Inc.

10.9	Letter Agreement, dated as of January 11, 2007, by and between Allendale Pharmaceuticals, Inc. and Allendale Laboratories, Inc. regarding patent application.

99.1	Press Release of Synova Healthcare Group, Inc., issued on January 16, 2007, as to the acquisition of Allendale Pharmaceuticals, Inc.

99.2	Press Release of Synova Healthcare Group, Inc., issued on January 16, 2007, as to the private placement of Senior Convertible Notes.

99.3	Information provided to prospective investors in the private placement.

2